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Exhibit 1

GEAC COMPUTER CORPORATION LIMITED

NOTICE AND MANAGEMENT PROXY CIRCULAR
FOR THE 2004 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD AT
The Design Exchange, Trading Floor
234 Bay Street, Toronto-Dominion Centre
Toronto, Ontario
Wednesday, September 15, 2004
10:00 a.m. (Toronto time)

GEAC COMPUTER CORPORATION LIMITED

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD WEDNESDAY, SEPTEMBER 15, 2004

        Notice is hereby given that the Annual Meeting of Shareholders of Geac Computer Corporation Limited (the "Corporation") will be held at The Design Exchange, Trading Floor, 234 Bay Street, Toronto-Dominion Centre, Toronto, Ontario, on Wednesday, September 15, 2004, at 10:00 a.m. (Toronto time) (the "Meeting") for the following purposes:

  1.
  to receive the annual report of the Corporation, which contains the audited comparative consolidated financial statements of the Corporation as at and for the fiscal year ended April 30, 2004, and the report of the auditors thereon;

  2.
  to elect the Directors of the Corporation;

  3.
  to appoint auditors of the Corporation and to authorize the Board of Directors to fix the auditors' remuneration; and

  4.
  to transact such further and other business as may properly come before the Meeting or any adjournment thereof.

        The specific details of the foregoing matters to be put before the Meeting or any adjournment thereof are set forth in the Management Proxy Circular accompanying this Notice of Meeting.

        Shareholders are invited to attend the Meeting. Registered shareholders who are unable to be present in person at the Meeting are requested to complete, date and sign the enclosed form of proxy and return it in the enclosed envelope or otherwise to the Registrar and Transfer Agent of the Corporation, Computershare Trust Company of Canada, Proxy Department, at 100 University Avenue, 9th Floor, Toronto, Ontario M5J 2Y1, fax number 416.263.9524 or toll-free fax number 1.866.249.7775. Non-registered shareholders who receive these materials through their broker or other intermediary should complete and send the form of proxy in accordance with the instructions provided by their broker or intermediary. To be effective, a proxy must be received by Computershare Trust Company of Canada not less than 48 hours (excluding Saturdays, Sundays and holidays) before the time for holding the Meeting or any adjournment thereof (the "Deposit Deadline"). The Corporation may waive compliance with the preceding sentence and accept proxies deposited after the Deposit Deadline but before the commencement of the Meeting or any adjournment thereof.

Dated at Toronto, Ontario, as of the 16th day of August, 2004.

                      By Order of the Board of Directors

                      Craig C. Thorburn
                      Corporate Secretary

GEAC COMPUTER CORPORATION LIMITED

MANAGEMENT PROXY CIRCULAR
for the Annual Meeting of Shareholders
Wednesday, September 15, 2004

GENERAL PROXY INFORMATION

Solicitation of Proxies

        This Management Proxy Circular (the "Circular") is furnished in connection with the solicitation of proxies by and on behalf of the management of Geac Computer Corporation Limited ("Geac" or the "Corporation") for use at the annual meeting of the holders of common shares (the "Common Shares") of the Corporation to be held at The Design Exchange, Trading Floor, 234 Bay Street, Toronto-Dominion Centre, Toronto, Ontario, on Wednesday, September 15, 2004, at 10:00 a.m. (Toronto time) (the "Meeting") or any adjournment thereof for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders of the Corporation (the "Notice of Meeting"). The solicitation will be made primarily by mail, but proxies may be solicited personally or by telephone by Directors, Officers or employees of the Corporation without special compensation, or by the Corporation's registrar and transfer agent, Computershare Trust Company of Canada ("Computershare"), at nominal cost. The Corporation has retained Georgeson Shareholder Communications Canada Inc. ("Georgeson") pursuant to an agreement between Georgeson and the Corporation, on Georgeson's standard terms, to assist in the solicitation of proxies from the shareholders of the Corporation for the Meeting. These standard terms include a fee to be borne by the Corporation of Cdn.$35,000 plus Cdn.$6.00 for each inbound or outbound call Georgeson services relating to the solicitation of proxies. The Corporation may retain, and pay a fee to, one or more additional professional proxy solicitation firms to solicit proxies from the shareholders of the Corporation.

Appointment of Proxyholder

        The persons named in the enclosed form of proxy are Directors or Officers of the Corporation. A shareholder has the right to appoint as his or her proxyholder some other person (who need not be a shareholder of the Corporation) to attend and to act on his or her behalf at the Meeting or at any adjournment thereof. A shareholder may exercise this right by inserting the name of the shareholder's chosen proxy in the blank space provided in the proxy or by completing another proper form of proxy. In the case of registered shareholders, the completed, dated and signed form of proxy should be sent in the enclosed envelope or otherwise to Computershare, Proxy Department, at 100 University Avenue, 9th Floor, Toronto, Ontario M5J 2Y1, fax number 416.263.9524 or toll-free fax number 1.866.249.7775. In the case of non-registered shareholders who receive these materials through their broker or other intermediary, shareholders should complete and send the form of proxy in accordance with the instructions provided by their broker or other intermediary. To be valid, a proxy must be received by Computershare not less than 48 hours (excluding Saturdays, Sundays and holidays) before the time for holding the Meeting or any adjournment thereof (the "Deposit Deadline"). The Corporation may waive compliance with the preceding sentence and accept proxies deposited after the Deposit Deadline but before the commencement of the Meeting or any adjournment thereof.

Revocation of Proxy

        A shareholder who has given a proxy may revoke it by depositing an instrument in writing signed by the shareholder or by the shareholder's attorney, who is authorized in writing, at the registered office of the Corporation at 11 Allstate Parkway, Suite 300, Markham, Ontario L3R 9T8 (Attention: Corporate Secretary) at any time up to and including the last business day preceding the day of the Meeting, or, in the case of any adjournment of the Meeting, the last business day preceding the day of the adjournment, or with the Chair of the Meeting on the day of, and prior to the start of, the Meeting or any adjournment thereof. A shareholder may also revoke a proxy in any other manner permitted by law.

Voting of Proxies

        On any vote that may be called for, the Common Shares of the Corporation represented by a properly executed proxy given in favour of the person(s) named in the enclosed form of proxy will be voted for, voted against or withheld from voting, in accordance with the specifications made therein. If no choice is specified in the proxy, the person designated in the accompanying form of proxy will vote in favour of all matters to be acted upon as set out in this Circular and in favour of all other matters proposed by management at the Meeting.

        The enclosed form of proxy confers discretionary authority upon the person(s) named therein with respect to amendments or variations to matters identified in the Notice of Meeting and with respect to other matters which may properly come before the Meeting or any adjournment thereof. As of the date of this Circular, management of the Corporation is not aware of any such amendment, variation or other matter to come before the Meeting. However, if any amendments to matters identified in the accompanying Notice of Meeting or other matters which are not now known to management should properly come before the Meeting, the Common Shares represented by properly executed proxies given in favour of the persons designated by management of the Corporation in the enclosed proxy form will be voted on such matters pursuant to such discretionary authority.

Voting Shares and Record Date

        As at July 30, 2004, the Corporation had 85,458,927 Common Shares outstanding, each carrying the right to one (1) vote per share. A simple majority of the votes cast at the Meeting, whether in person, by proxy or otherwise, will constitute approval of any matter submitted to a vote.

        The Board of Directors has fixed Tuesday, August 10, 2004, as the record date for the purpose of determining holders of Common Shares entitled to receive notice of and vote at the Meeting. Any holder of Common Shares of record at the close of business on the record date is entitled to vote the Common Shares registered in such shareholder's name at that date on each matter to be acted on at the Meeting.

Principal Shareholders

        To the knowledge of the Directors and senior Officers of the Corporation, as at July 30, 2004, no person beneficially owns directly or indirectly, or exercises control or direction over, more than 10% of the voting rights attached to the outstanding Common Shares of the Corporation.

Questions and Further Assistance

        If you have any questions about the information contained in this Circular or require assistance in completing your proxy form, please contact Georgeson Shareholder Communications Canada Inc., the Corporation's proxy solicitation agent, at:

66 Wellington Street West
TD Tower—Suite 5210
Toronto Dominion Centre
Toronto, Ontario M5K 1J3
North American Toll Free Number: 1-888-288-8052
MATTERS TO BE ACTED UPON AT THE MEETING

1. ELECTION OF DIRECTORS

        The articles of the Corporation provide for a Board of Directors consisting of a minimum of three (3) and a maximum of fifteen (15) Directors. At the Meeting, the shareholders will be asked to elect as Directors of the Corporation the eight (8) nominees listed herein to serve for a term expiring at the next annual meeting of shareholders, unless such Director resigns or is removed, or his office is otherwise vacated, in accordance with the Canada Business Corporations Act.

        The following tables set out the name of each person to be nominated for election as a Director of the Corporation together with background information.

Nominees for Election to the Board of Directors

Thomas I.A. Allen, Q.C. Toronto, Ontario, Canada		Principal Occupation: Senior Partner, Ogilvy Renault (law firm)
Director Since	September 1999	Recent Business Experience:
FY2004 Meeting Attendance	100%
Mr. Allen is the Chairman of the Accounting Standards Oversight Council of Canada and is a member of the Advisory Board of the Office of the Superintendent of Financial Institutions of Canada.
Common Shareholdings(1)	4,000
Geac Board Committees(2):		Other Directorships:
Audit Committee Corporate Governance Committee (Chair)		Bema Gold Corporation, YM Biosciences Inc., Middlefield Bancorp Limited, Mundoro Mining Inc., Unisphere Waste Conversion Limited
David Friend Boston, Massachusetts, U.S.A.		Principal Occupation: Partner, Orchid Partners (venture capital firm)
Director Since	October 2001	Recent Business Experience:
FY2004 Meeting Attendance	74%
Mr. Friend is an active venture investor and is the Chairman of Sonexis, Inc. ("Sonexis"), a telecommunications software and platform provider, a company he founded in June 1999. Prior to founding Sonexis, he was the co-founder of FaxNet Corporation ("FaxNet"), a supplier of messaging services to the telecommunications industry, where he served from January 1995 to May 1999.
Common Shareholdings	10,000
Geac Board Committees:
Corporate Governance Committee		Other Directorships:
Sonexis (Chairman), HealthGate Data Systems, Inc.
C. Kent Jespersen Calgary, Alberta, Canada		Principal Occupation: Chairman, La Jolla Resources International Ltd. (business advisory and investment company)
Director Since	October 2001	Recent Business Experience:

FY2004 Meeting Attendance	94%	Mr. Jespersen has served as the Chairman of the Corporation's Board of Directors since July 2003. Mr. Jespersen has been the Chairman of La Jolla Resources International Ltd., an international business advisory and investment company, since 1998.
Common Shareholdings	15,080
Geac Board Committees:		Other Directorships:
Audit Committee Human Resources and Compensation Committee
		CCR Technologies Inc. (Chairman), Matrikon, Inc., Axia Netmedia Corporation, Telesystem International Wireless Inc., Trans Alta Corporation.
Charles S. Jones Bedford Hills, New York, U.S.A.		Principal Occupation: President and Chief Executive Officer of the Corporation
Director Since	September 1997	Recent Business Experience:
Management
		Mr. Jones served as Chairman of the Corporation's Board of Directors from November 2000 until July 2003. Mr. Jones was appointed the President and Chief Executive Officer of the Corporation in July 2003. Mr. Jones is also the Chairman and co-founder of First Funding Corporation, an investment firm based in Stamford, Connecticut, where he has worked since 1984.
FY2004 Meeting Attendance	100%
Common Shareholdings	124,480
Geac Board Committees:		Other Directorships:
None		First Funding Corporation (Chairman) and a number of diverse companies, from an industrial equipment manufacturer to a computer games designer and publisher.
Pierre MacDonald Verdun, Quebec, Canada		Principal Occupation: Chairman and Chief Executive Officer, MacD Consult Inc. (consulting firm)
Director Since	September 1999	Recent Business Experience:

FY2004 Meeting Attendance	94%
		Since March 1995, Mr. MacDonald has served as Chairman and Chief Executive Officer of MacD Consult Inc., a group of consultants in international finance and marketing. Since May 2000, Mr. MacDonald has served as the Vice-Chairman of the board of directors of the Export Development Corporation, a Crown corporation that operates as a financial institution devoted exclusively to providing trade finance services in support of Canadian exporters and investors in up to 200 countries. Mr. MacDonald began serving as a director of the Export Development Corporation in August 1995.
Common Shareholdings	1,950
Geac Board Committees:
Audit Committee Human Resources and Compensation Committee (Chair)
		Other Directorships:
		MacD Consult Inc. (Chairman), Export Development Corporation (Vice-Chairman), Aeterna Laboratories Inc., AIM Canada Fund Inc., AIM Global Fund Inc., Slater Steel Inc. (3), Sodisco-Howden Group Inc.
Michael D. Marvin Delmar, New York, U.S.A.		Principal Occupation: Chairman Emeritus, MapInfo Corporation (software technology company)
Director Since	August 2001	Recent Business Experience:
FY2004 Meeting Attendance	93%	Mr. Marvin is the founder and Chairman Emeritus of MapInfo Corporation ("MapInfo"), a software technology company specializing in location based solutions and services that help businesses better understand their customers and markets. Mr. Marvin was the Chairman of MapInfo from 1992 until January 2001.
Common Shareholdings	78,000
Geac Board Committees:
Human Resources and Compensation Committee		Other Directorships: A number of privately held technology companies.
William G. Nelson Bala Cynwyd, Pennsylvania, U.S.A.		Principal Occupation: Partner, Orchid Partners (venture capital firm)
Director Since	September 1988	Recent Business Experience:

FY2004 Meeting Attendance	96%
		Mr. Nelson served as Chairman of the Corporation's Board of Directors from June 1996 to October 2000, and as the Corporation's President and Chief Executive Officer from September 1996 to April 1999. Mr. Nelson has served as Chief Executive Officer of Clarendon Capital Inc., an investment banking and consulting firm, since June 1995. Mr. Nelson has been the Chairman of the board of directors of Harris Business Group, Inc. since 1990 and the Chairman of the board of directors of Repository Technologies, Inc., a computer software company, since 1999.
Common Shareholdings	1,805,000
Geac Board Committees:
Audit Committee Corporate Governance Committee		Other Directorships:
		Harris Business Group Inc. (Chairman), Repository Technologies, Inc. (Chairman), Manugistics Group, Inc., HealthGate Data Corp., Catalyst International Inc., Board of Trustees of Swarthmore College.
Robert L. Sillcox King City, Ontario, Canada		Principal Occupation: Chairman, Quant Investment Strategies Inc. (investment firm)
Director Since	August 2001
Recent Business Experience:
		Mr. Sillcox is the Chairman of Quant Investment Strategies Inc., an investment firm specializing in providing quantitative investment strategies to institutions. He has held this position since he co-founded the firm in 1998.
FY2004 Meeting Attendance	100%
Common Shareholdings	5,000
Geac Board Committees:		Other Directorships:
Audit Committee (Chair) Corporate Governance Committee		Quant Investment Strategies Inc. (Chairman), Glenmount International, L.P.I., HelpCaster Technologies Inc.

NOTES:

(1)
"Common Shareholdings" indicates the number of Common Shares beneficially owned, directly or indirectly, or controlled or directed by each proposed Director and does not include Common Shares issuable upon exercise of options.

(2)
The Corporation does not have an executive committee of the Board of Directors to which the powers of the Board have been delegated.

(3)
Mr. MacDonald serves as a director of Slater Steel Inc. ("SSI"), a manufacturer of specialty steel products. SSI and its subsidiaries filed for creditor protection under the Companies' Creditors Arrangement Act in Canada and under Chapter 11 of the U.S. Bankruptcy Code on June 2, 2003 and currently is proceeding with the sale of certain of its assets and an orderly wind-down of certain of its operations.

        In the absence of a contrary instruction, the persons designated by management of the Corporation in the enclosed form of proxy intend to vote for each of the proposed nominees whose names are set forth above, each of whom has been a Director since the date indicated above below the proposed nominee's name. Management does not contemplate that any of the proposed nominees will be unable to serve as a Director, but, if that should occur for any reason prior to the Meeting, the Common Shares represented by properly executed proxies given in favour of such nominee(s) may be voted by the persons designated by management of the Corporation in the enclosed form of proxy, in their discretion, in favour of another nominee.

2. APPOINTMENT OF AUDITORS

        In the absence of a contrary instruction, the persons designated by management of the Corporation in the enclosed form of proxy intend to vote FOR the re-appointment of PricewaterhouseCoopers LLP ("PwC") as auditors of the Corporation to hold office until the next annual meeting of shareholders or until a successor is appointed and the authorization of the Board of Directors to fix the remuneration of the auditors. The resolution appointing the auditors must be approved by a majority of the votes cast by the holders of the Common Shares present or represented by proxy at the Meeting. PwC was first appointed as auditors of the Corporation at the Corporation's Annual and Special Meeting of Shareholders held on September 14, 1999. Prior to the appointment of PwC, the auditors of the Corporation were Deloitte & Touche, initially appointed in 1988.

        The aggregate fees billed in respect of each of the last two (2) fiscal years for professional services rendered by PwC, the Corporation's principal accountant, are as follows (reported in United States dollars):

	Fiscal Year Ended April 30, 2004	Fiscal Year Ended April 30, 2003
Audit Fees(1)	$2,455,000	$3,058,000
Audit-Related Fees(2)	$0	$144,000
Tax Fees(3)	$817,000	$1,063,000
All Other Fees(4)	$0	$0

NOTES:

(1)
"Audit Fees" consist of fees billed by PwC for professional services rendered for the audit of the Corporation's annual financial statements and services provided in connection with statutory and regulatory filings or engagements.

(2)
"Audit-Related Fees" consist of fees billed by PwC for assurance and related services that are reasonably related to the performance of the audit or review of the Corporation's financial statements and are not reported as "Audit Fees". These services included due diligence reviews in connection with acquisitions, research of accounting and audit-related issues, miscellaneous assurance services, Sarbanes-Oxley advisory services, internal control reviews and audits of the Corporation's various employee benefit plans.

(3)
"Tax Fees" consist of fees billed by PwC for professional services rendered for tax compliance, tax advice and tax planning. These services included the preparation of tax returns, assistance regarding income, capital, VAT, excise and sales tax audits and expatriate tax services.

(4)
"All Other Fees" consist of fees billed by PwC for products and services other than Audit Fees, Audit-Related Fees and Tax Fees.

EXECUTIVE COMPENSATION

        All currency references in this Circular are in United States dollars unless otherwise indicated.

Summary Compensation Table

        The following table sets out information concerning the compensation earned from the Corporation and any of the Corporation's subsidiaries for the fiscal years ended April 30, 2004, 2003 and 2002 by the Corporation's Chief Executive Officer, Chief Financial Officer and the Corporation's other three (3) most highly compensated executive officers for the fiscal year ended April 30, 2004 and certain former executive Officers (collectively, the "Named Executive Officers").

        Excluded from reference are perquisites and other personal benefits provided to a Named Executive Officer by the Corporation, the aggregate cost of which does not exceed the lesser of Cdn.$50,000 or 10% of the total of the annual salary and bonus for such Named Executive Officer.

		Annual Compensation(1)
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)		Other Annual Compensation ($)		Securities Under Options Granted (#)	All Other Compensation ($)
Charles S. Jones(2) President and Chief Executive Officer	2004 2003 2002	436,390 nil nil	575,000 nil nil	(3)	19,518 nil nil	(9)	240,000 nil nil	nil nil nil
Donna de Winter(4) Chief Financial Officer	2004 2003 2002	138,352 nil nil	171,012 nil nil	(5)	nil nil nil		175,000 nil nil	nil nil nil
James M. Travers Senior Vice President; President, Geac Americas	2004 2003 2002	275,000 203,253 nil	401,054 234,999 nil	(5)	nil nil nil		nil 600,000 nil	nil nil nil
Timothy J. Wright Chief Executive of EMEA and Asia-Pacific, and Chief Technology Officer	2004 2003 2002	255,000 85,532 nil	235,083 55,313 nil	(5)	nil nil nil		100,000 300,000 nil	nil nil nil
Paul D. Birch(6) Former President and Chief Executive Officer	2004 2003 2002	126,036 350,000 264,107	nil 250,000 204,170		2,800 nil nil	(9)	nil nil 1,000,000	587,500 nil nil	(7)
Arthur Gitajn(8) Former Chief Financial Officer	2004 2003 2002	149,806 196,085 167,293	nil 100,640 165,462		2,860 42,612 nil	(9) (9)	nil nil 100,000	963,720 nil nil	(7)
Bertrand Sciard(10) Former Managing Director, Geac Enterprise Solutions, Europe	2004 2003 2002	345,758 281,918 253,367	nil 229,208 815,009		23,966 47,241 nil	(11) (11)	300,000 nil 125,000	Nil Nil Nil

NOTES:

(1)
Compensation amounts expressed in U.S. dollars using the average exchange rate for the applicable fiscal year.

(2)
Mr. Jones became the President and Chief Executive Officer of the Corporation in July 2003. From December 2001 through July 2003 he served as the Executive Chairman of the Board. For the year ended April 30, 2002, he was paid a salary and other compensation of $214,346, as well as a bonus of $368,165 that was granted by the Board in January 2003. Mr. Jones was also granted options to acquire 600,000 Common Shares at an exercise price of Cdn.$6.37 per share in that fiscal year. These options vested on December 4, 2002 and expire on December 4, 2011. In the year ended April 30, 2003, Mr. Jones received a salary of $275,000 as well as a bonus of $400,000.

(3)
The Board of Directors approved a bonus for Mr. Jones for fiscal year 2004 in the amount of $690,000. However, Mr. Jones has opted to accept only $575,000 of that bonus.

(4)
Ms. de Winter was appointed Chief Financial Officer of the Corporation on November 4, 2003.

(5)
Bonus amounts include gross-up payments related to the purchase of shares by the Named Executive Officer in accordance with the terms of the bonus plan.

(6)
On July 18, 2003, Mr. Birch resigned as an Officer and Director of the Corporation and its subsidiaries. Mr. Birch joined the Corporation on September 12, 2000 as a member of the Board of Directors. On May 30, 2001, Mr. Birch was appointed Chief Operating Officer and Chief Financial Officer. On December 5, 2001, Mr. Birch was appointed President and Chief Executive Officer. The options set forth above do not include 40,000 options granted to Mr. Birch on September 25, 2000, in connection with his appointment as a Director of the Corporation and prior to his appointment as an Officer of the Corporation.

(7)
These amounts were paid in connection with the Named Executive Officer's resignation as an Officer of the Corporation.

(8)
On November 4, 2003, Mr. Gitajn resigned as an Officer of the Corporation.

(9)
These amounts represent gross-up payments to compensate for certain taxes and payments for car allowance.

(10)
On May 4, 2004, Mr. Sciard resigned as an Officer of the Corporation.

(11)
These amounts represent payments for car allowance and pension payments.

Long-Term Incentive Plan ("LTIP") Awards Table

        The following table sets forth the LTIP Awards conferred during the fiscal year ended April 30, 2004 to each of the Named Executive Officers.

Estimated Future Payouts Under Non-Securities Price-Based Plans
NEO Name	Securities, Units or Other Rights (#)	Performance or Other Period Until Maturation or Payout	Threshold ($ or #)	Target ($ or #)	Maximum ($ or #)
Charles S. Jones(1)	N/A	N/A	N/A	N/A	N/A

NOTE:

(1)
See description of special bonus arrangements under "EMPLOYMENT CONTRACTS—Charles S. Jones".

Option and SAR Reporting

        The following table sets forth options to purchase or acquire Common Shares granted during the fiscal year ended April 30, 2004 to each of the Named Executive Officers.

Name	Securities Under Options Granted(#)		% of Total Options Granted to Employees in Fiscal Year		Exercise or Base Price (Cdn.$/Share)(1)	Market Value of Securities underlying Options on the Date of Grant (Cdn.$/Share)	Expiration Date
Charles S. Jones	240,000	(2)	4.8%		6.72	6.72	Oct. 9, 2013
Donna de Winter	100,000 75,000	(3) (3)	2.0 1.5	% %	7.13 5.01	7.13 5.00	Jan. 16, 2014 Aug. 5, 2013
James M. Travers	nil		nil		N/A	N/A	N/A
Timothy J. Wright	100,000	(3)	2.0%		6.72	6.72	Oct. 9, 2013
Paul D. Birch	nil		nil		N/A	N/A	N/A
Arthur Gitajn	nil		nil		N/A	N/A	N/A
Bertrand Sciard(4)	200,000 100,000	(3) (3)	4.0 2.0	% %	5.01 6.72	5.00 6.72	Aug. 5, 2013 Oct. 9, 2013

NOTES:

(1)
In accordance with the Corporation's stock option plan, the exercise price is calculated as not less than the arithmetic average of the high and low board lot prices of the Common Shares on the TSX on the five (5) trading days immediately preceding the date of grant.

(2)
Options vest in three (3) equal installments on October 9, 2004, July 18, 2005 and July 18, 2006, respectively and have a term of ten (10) years from the date of grant ending on October 9, 2013.

(3)
Options vest in equal annual installments over four (4) years commencing on the first anniversary of the date of grant and ending on the fourth anniversary of the date of grant. Each option has a ten (10) year term and expires on the tenth anniversary of the date of grant.

(4)
On May 4, 2004, Mr. Sciard resigned as an Officer of the Corporation. At the time of such resignation, all 300,000 options to purchase Common Shares granted to Mr. Sciard during the fiscal year ended April 30, 2004 were unexercisable and forfeited pursuant to the terms of the Corporation's stock option plan.

AGGREGATED OPTION EXERCISES DURING THE MOST RECENTLY COMPLETED
FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

        The following table sets out information concerning the exercise of options by the Named Executive Officers during the year ended April 30, 2004 and the value of unexercised options held by the Named Executive Officers as at April 30, 2004.

			Unexercised Options at April 30, 2004(1)		Value of Unexercised in-the-Money Options at April 30, 2004(2)
	Securities Acquired on Exercise (#)
Name		Aggregate Value Realized (Cdn.$)	(#) Exercisable	(#) Unexercisable	(Cdn.$) Exercisable	(Cdn.$) Unexercisable
Charles S. Jones	nil	N/A	640,000	240,000	1,086,000	350,400
Donna de Winter	nil	N/A	nil	175,000	N/A	342,750
James M. Travers	nil	N/A	200,000	400,000	764,000	1,528,000
Timothy J. Wright	nil	N/A	75,000	325,000	287,250	1,007,750
Paul D. Birch	500,000	1,399,994	N/A	N/A	nil	nil
Arthur Gitajn	42,500	244,360	N/A	N/A	nil	nil
Bertrand Sciard(3)	nil	N/A	332,500	362,500	42,500	780,000

NOTES:

(1)
The following table sets out the exercise price of the exercisable and unexercisable options held by each of the Named Executive Officers as at April 30, 2004:

	Exercisable Options at April 30, 2004			Unexercisable Options at April 30, 2004
Name	Number	Exercise Price Cdn.$		Number	Exercise Price Cdn.$
Charles S. Jones	14,000 26,000 600,000	$ $ $	41.25 29.25 6.37	240,000		$6.72
Donna de Winter	nil nil		N/A N/A	75,000 100,000	$ $	5.01 7.13
James M. Travers	200,000		$4.36	400,000		$4.36
Timothy J. Wright	75,000		$4.35	225,000 100,000	$ $	4.35 6.72
Paul D. Birch	nil		N/A	nil		N/A
Arthur Gitajn	nil		N/A	nil		N/A
Bertrand Sciard	120,000 135,000 15,000 62,500	$ $ $ $	32.92 8.61 28.58 7.50	nil nil nil 62,500 100,000 200,000	$ $ $	nil nil nil 7.50 6.72 5.01

(2)
The value of the unexercised options is based on the difference between the exercise price and the closing price of the Common Shares on the TSX on April 30, 2004 of Cdn.$8.18.

(3)
On May 4, 2004, Mr. Sciard resigned as an Officer of the Corporation. At the time of such resignation, all unexercisable options to purchase Common Shares held by Mr. Sciard were forfeited pursuant to the terms of the Corporation's stock option plan. On July 23, 2004, Mr. Sciard exercised 62,500 options at Cdn.$7.50 per Common Share, and on July 28, 2004 he exercised 73,000 options at Cdn.$8.61 per Common Share. The remaining 62,000 options having an exercise price of Cdn.$8.61 per Common Share were forfeited pursuant to the terms of the Corporation's stock option plan.

INTEREST OF INSIDERS IN MATERIAL TRANSACTIONS

        Mr. Craig C. Thorburn, the Corporation's Senior Vice President, Mergers & Acquisitions, and Corporate Secretary, is a partner of Blake, Cassels & Graydon LLP, a law firm which provides legal services to the Corporation at the firm's customary rates. The Corporation paid Blake, Cassels & Graydon LLP a total of Cdn.$1,686,458 in fiscal 2002, Cdn.$2,070,000 in fiscal 2003 and $1,420,000 in fiscal 2004 for legal services.

EMPLOYMENT CONTRACTS

Charles S. Jones

        The Corporation has entered into an employment agreement with Charles Jones, President and Chief Executive Officer, setting forth his remuneration, including salary, annual performance bonus, stock options, benefits, vacation entitlement and car allowance. The agreement with Mr. Jones provides for an annual salary of $460,000 and an annual bonus of up to 100% of his base salary (the "Target Bonus") based upon achievement of certain performance objectives determined by the Board of Directors. The Target Bonus may be exceeded for superior achievement as determined by the Board of Directors. In addition, Mr. Jones may receive three (3) additional one-time special bonuses ("Special Bonus") should the closing price of the shares of the Corporation on the Toronto Stock Exchange exceed Cdn.$8.00, Cdn.$12.00 or Cdn.$15.00 for at least ten (10) consecutive trading days between May 1, 2004 and July 18, 2006. The Special Bonus payable in respect of the Cdn.$8.00 closing price threshold is Cdn.$560,000 (increased by an additional payment of Cdn.$377,333 if Mr. Jones purchases Common Shares in the open market with the proceeds of the Special Bonus). Similarly, the Special Bonus payable in respect of the Cdn.$12.00 closing price threshold is Cdn.$840,000 (increased by Cdn.$560,000 in the case of an open market purchase with the proceeds) and the Special Bonus payable in respect of the Cdn.$15.00 closing price threshold is Cdn.$1,000,000 (increased by Cdn.$750,000 in the case of an open market purchase with the proceeds).

        In the event that Mr. Jones' employment is terminated at any time for any reason other than cause, he will be entitled to receive (i) a lump sum payment equal to one and one-half (1.5) years of his then-current base salary and Target Bonus and (ii) one (1) year's acceleration of his unvested stock options. In the event that, in connection with a change of control, the Company terminates Mr. Jones's employment without cause or he resigns, he will receive (i) a lump sum payment equal to three (3) times the aggregate of his then current base salary and the amount of the last annual bonus paid to him and (ii) acceleration of all his unvested stock options. In either case, Mr. Jones will also be entitled to continuing medical insurance for up to two (2) years.

Donna de Winter

        The Corporation has entered into an employment agreement with Donna de Winter, Chief Financial Officer, setting forth her remuneration, including salary, annual performance bonus, stock options and benefits. The agreement with Ms. de Winter provides for an annual salary of Cdn.$250,000 and an annual bonus of Cdn.$150,000 at target, subject to the terms of the Corporation's executive bonus plan.

        In the event that Ms. de Winter's employment is terminated at any time for any reason other than cause, she will be entitled to receive a lump sum cash payment equal to (a) her base salary for the preceding year plus (b) either (i) the average of the annual bonuses paid or payable in the three (3) preceding years or (ii) if she is employed less than three (3) years, the average of the annual bonuses paid or payable during her years of employment (the "de Winter Termination Payment"). In addition, Ms. de Winter will be entitled to benefit continuation for twelve (12) months, with limited exceptions. In the event of a change of control and a change affecting Ms. de Winter's employment within twelve (12) months of a change in control, Ms. de Winter may elect to resign from the

Corporation and will receive, upon such resignation, the de Winter Termination Payment and benefit continuation for twelve (12) months.

James M. Travers

        The Corporation has an employment agreement with James M. Travers, Senior Vice President and President of Geac Americas, setting forth his remuneration, including salary, annual performance bonus, stock options, benefits and vacation entitlement. The agreement with Mr. Travers provides for an annual base salary of $275,000 and an annual bonus of $250,000 at target, subject to the Corporation's executive bonus plan.

        In the event that Mr. Travers' employment is terminated at any time for any reason other than cause, he will be entitled to receive a lump sum cash payment (the "Travers Termination Payment") in an amount equal to, at his option, (i) his base salary for the preceding year or (ii) his base salary for the preceding calendar month multiplied by twelve (12). In the event of a change in control and a change affecting Mr. Travers' employment within twelve (12) months of a change in control, Mr. Travers may elect to resign from the Corporation and will receive, upon such resignation, the Travers Termination Payment, and all unvested stock options previously granted to Mr. Travers will become fully vested, and Mr. Travers will have the right to exercise those options for a period of 12 months from the date of resignation (provided that in no event will the period during which Mr. Travers may exercise such options exceed the option period of ten years). In either case, Mr. Travers will also be entitled to benefit continuation for twelve (12) months.

Timothy J. Wright

        The Corporation has entered into an employment agreement with Timothy J. Wright, Senior Vice President, Chief Technology Officer and Chief Information Officer of the Corporation (as of April 30, 2004), setting forth his remuneration, including salary, annual performance bonus, stock options, benefits and vacation entitlement. The agreement with Mr. Wright provides for an annual salary of $250,000 and an annual bonus of $150,000 at target, subject to the Corporation's executive bonus plan.

        In the event that Mr. Wright's employment is terminated at any time for any reason other than cause, he will be entitled to receive a lump sum cash payment (the "Wright Termination Payment") in an amount equal to, at his option, (i) his base salary for the preceding year or (ii) his base salary for the preceding calendar month multiplied by twelve (12). In the event of a change in control and a change affecting Mr. Wright's employment within twelve (12) months of a change in control, Mr. Wright may elect to resign from the Corporation and will receive, upon his resignation, the Wright Termination Payment, and all unvested stock options previously granted to Mr. Wright will become fully vested, and Mr. Wright will have the right to exercise those options for a period of 12 months from the date of resignation (provided that in no event will the period during which Mr. Wright may exercise such options exceed the option period of ten years). In either case, Mr. Wright will also be entitled to benefit continuation for twelve (12) months.

Bertrand Sciard

        The Corporation had an employment agreement with Bertrand Sciard, Senior Vice President, EMEA and Asia Pacific (as of April 30, 2004), setting forth his remuneration, including salary, annual performance bonus, stock options, benefits, vacation entitlement and car allowance. The agreement with Mr. Sciard provided for an annual salary of 1,520,000 French francs as well as an annual bonus of €250,000 at target, subject to the Corporation's executive bonus plan.

        If Mr. Sciard's employment was terminated by the Corporation without cause, or in the event of a change in control and a change affecting employment, Mr. Sciard was entitled to a payment equal to eighteen (18) months of his salary plus his bonus for the preceding year.

        On May 4, 2004, Mr. Sciard resigned from his position at the Corporation.

COMPOSITION OF THE HUMAN RESOURCES AND
COMPENSATION COMMITTEE

        The current members of the Human Resources and Compensation Committee are C. Kent Jespersen, Pierre MacDonald and Michael D. Marvin. None of the current members of the Human Resources and Compensation Committee has ever been (1) an executive Officer or employee of the Corporation or any of its subsidiaries or (2) indebted to the Corporation.

REPORT ON EXECUTIVE COMPENSATION

        The Corporation's executive compensation program is administered by the Human Resources and Compensation Committee, which has, as part of its mandate, primary responsibility for making recommendations for approval by the Board of Directors with respect to the remuneration of executive Officers of the Corporation. The Human Resources and Compensation Committee also evaluates the performance of the Corporation's executive Officers, administers the Corporation's performance-based incentive compensation plans and participates in recommendations to the Board on stock options granted under the Corporation's stock option plans. The guiding philosophy of the Committee in the determination of executive compensation is pay-for-performance and the need to provide a total compensation package that will attract and retain qualified and experienced executives.

        The Corporation's compensation policy is structured to support the business strategy and the organizational bottom-line culture of the Corporation, and to reflect the compensation policies of the industry in which the Corporation competes. Under the Corporation's compensation policy, each executive Officer's main compensation is typically comprised of a salary, a performance-based incentive payment and stock options with the overall package heavily weighted to the incentive-based elements. The Corporation has retained compensation consultants to ensure that the Corporation has in place equity compensation plans that are in accordance with industry standards.

        Salaries for executive Officers are reviewed annually and are based on individual performance, responsibility and experience to ensure that they reflect the proven or expected contribution of each executive Officer. Salaries are believed to be market-competitive based on the size of the Corporation, the geographic location of the executive offices and as compared to companies in related industries. Stock option grants are based primarily on competitive norms for the position and individual performance, with the level of existing options a factor that is considered in determining the grant level.

        Performance-based incentive payments and stock option incentives have two main purposes. From the shareholders' perspective, performance-based incentive payments and stock option incentives are an opportunity to influence the calibre of talent that will be attracted to the Corporation and to focus the executive Officers' attention on the success factors of the business that ultimately determine the value of the Corporation. From the executive Officers' perspective, the incentives are an opportunity to receive above-average rewards for above-average performance and to build personal capital in an investment that he or she can influence.

        The Corporation's performance-based incentive payments are generally determined depending upon the revenues and profits of the Corporation or, for Officers of the Corporation's operating subsidiaries, on the revenues and profits of the profit centre, division or region for which they are responsible. The performance-based incentive, which includes a minimum performance threshold and an upper payout limit, is reviewed and set annually. In varying degrees this system is applied throughout the Corporation. Under the incentive compensation scheme for executive Officers, 100% of the incentive compensation is fixed against established performance criteria (based on revenues and profits). Below the executive Officer level, approximately 70% of the incentive compensation is fixed against established performance criteria (revenues and profits), while approximately 30% is based on management performance and the achievement of each individual's pre-determined strategic initiatives.

        The goal for the bonus plan for the fiscal year ended April 30, 2004 was to provide an incentive to senior management to achieve significant income from operations from their operating businesses. At 90% of targeted levels 50% of the on-target bonus was paid, below 90% no bonus was paid and performance in excess of targeted levels was rewarded with an escalating percentage of on-target bonus depending on the level of over-achievement, up to a maximum payout of 200% of targeted levels.

        To link further the interests of the option holders with those of the shareholders, stock options are granted at 100% of market value to a significant number of Officers and senior managers and a limited number of other employees. The value of the options is highly dependent on the success of the Corporation as reflected in the Common Share price and the options directly compensate the holder for the return provided to shareholders over a longer period. Most of the stock options issued to date generally become exercisable over three (3) or four (4) years from the date of the grant and generally expire ten (10) years after they are granted.

        The Corporation periodically reviews its executive compensation program to ensure that it continues to meet the Corporation's objectives.

        The Board of Directors, acting through the Human Resources and Compensation Committee, retained a leading international compensation consulting firm to advise on an appropriate compensation package for Mr. Jones as President and Chief Executive Officer. The consultant developed a select comparator group for the purpose of measuring compensation levels for chief executive officers comprised of twelve (12) public business software companies in Canada and the United States, some of which of are listed on both Canadian and U.S. stock exchanges as Geac is, with revenues for their most recently completed fiscal years averaging $400 million. The Board carefully considered the report and agreed on an employment contract with Mr. Jones that sets the salary and bonus components at the 75th percentile of the comparator group and the long-term incentive component (due primarily to the lack of options available for issuance under the Corporation's stock option plan) at between the 25th and 50th percentile of the comparator group.

        Mr. Jones' employment contract provides for a target bonus of 100% of base salary of $460,000 and also provides for a higher level of bonus for superior achievement. The Board of Directors considered the Corporation's success during fiscal 2004 in increasing levels of new software license sales, integrating the products and operations of Extensity, Inc. and Comshare, Incorporated, slowing the rate of software maintenance decline, launching new software products developed internally and reducing costs and Mr. Jones' leadership role in these achievements and awarded Mr. Jones a bonus at the 150% level, namely, $690,000. Mr. Jones has opted to accept a bonus at the 125% level, namely, $575,000.

    Report presented by the Human Resources and Compensation Committee:

    Pierre MacDonald (Committee Chairman)
    C. Kent Jespersen
    Michael D. Marvin

Performance Graph

        The following graph and table compare the total cumulative return for $100 invested in the Common Shares with the cumulative total return for $100 invested in the S&P/TSX Composite Index (formerly known as the TSE 300) for the five-year period ended April 30, 2004. Dividends declared are assumed to be reinvested. The Common Share performance set out in the graph does not necessarily indicate future price performance.

Five (5) Year Cumulative Total Return on $100 Investment
in the Common Shares of the Corporation

At April 30	1999	2000	2001	2002	2002	2004
Common Shares(1)	$100.00	$74.82	$6.34	$14.96	$19.19	$28.80
S&P/TSX Composite Index	$100.00	$135.15	$116.28	$113.98	$99.92	$127.04

NOTE:

(1)
The Corporation has not paid any dividends on its Common Shares at any time during the five (5) fiscal years ended April 30, 2004.

EQUITY COMPENSATION PLAN INFORMATION(1)

Plan Category	Number of Securities to be Issued upon Exercise of Options, Warrants and Rights (a)	Average Exercise—Weighted Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in (a)) (c)
Equity Compensation Plans Approved by Securityholders(2)(3)(4)	9,205,337	$9.70	2,441,106
Equity Compensation Plans Not Approved by Securityholders(5)	49,852	$2.27	NIL
Total	9,255,189		2,441,106

NOTES:

(1)
See note 15 to the Geac Consolidated Financial Statements for the fiscal year ended April 30, 2004. Share data is as of April 30, 2004 unless otherwise specified.

(2)
Includes Common Shares to be issued on the exercise of options granted pursuant to Geac's Stock Option Plan V and Geac's Stock Option Plan VI and 2,000,000 Common Shares issuable pursuant to Geac's 2003 Employee Share Purchase Plan.

(3)
In connection with the Extensity, Inc. ("Extensity") acquisition in fiscal year 2003, Plan VI was amended to authorize the issuance of options to acquire up to 1,400,000 Common Shares to employees of Extensity. On March 25, 2003 options to acquire 958,320 Common Shares were granted to employees of Extensity under Plan VI, which vest over three (3) years and expire ten (10) years after the date of grant.

(4)
In connection with the Comshare, Incorporated ("Comshare") acquisition in fiscal year 2004, Plan VI was amended to authorize the issuance of options to acquire up to 1,680,000 Common Shares to employees of Comshare. On September 9, 2003 options to acquire 1,535,250 Common Shares were granted to employees of Comshare under Plan VI, which vest over four (4) years and expire ten (10) years after the date of grant.

(5)
Two (2) stock option plans have been assumed by Geac in connection with the recently completed acquisition of Extensity. No further options will be issued under these plans. These plans are summarized as follows:

(i)
Extensity's 1996 Stock Option Plan (the "1996 Plan") provided that eligible employees, directors and consultants received options to purchase shares of Extensity's common stock at a price generally not less than 100% of the fair value of the common stock on the date of the grant. The 1996 Plan, as amended through September 30, 2002, allowed for the issuance of options to acquire a maximum of 9,956,750 shares of Extensity's common stock and an annual replenishment. The options granted under the 1996 Plan vested according to varying schedules determined by the Extensity board of directors and generally vested over four (4) years and expire ten (10) years from the date of grant. Certain of the options granted under the 1996 Plan were assumed by Geac on the acquisition of Extensity such that Geac committed to issue 35,948 Common Shares on the exercise of options granted under the 1996 Plan.

(ii)
Extensity's 2000 Nonstatutory Stock Option Plan (the "2000 Plan") under which eligible employees received options to purchase shares of Extensity's common stock at prices generally not less than 100% of the fair value of the common stock on the date of grant for nonstatutory options. The 2000 Plan, as amended through September 30, 2002, allowed for a maximum of 4,391,133 shares of Extensity's common stock and an annual replenishment based on a predetermined formula. Options granted under the 2000 Plan generally vested over four (4) years and expire ten (10) years from the date of grant. The 2000 Plan explicitly excluded officers and directors. Certain of the options granted under the 2000 Plan were assumed by Geac on the acquisition of Extensity such that Geac committed to issue 13,904 Common Shares on the exercise of options granted under the 2000 Plan.

COMPENSATION OF DIRECTORS

        During the fiscal year ended April 30, 2004, each Director who is not a salaried employee of the Corporation or any of its subsidiaries (an "Outside Director") received an annual retainer of $20,000 for his services as a Director. The Chairmen of the Audit Committee, the Human Resources and Compensation Committee and the Corporate Governance Committee each receive an additional retainer of $5,000 per annum. In addition to the annual retainer, each Outside Director receives $1,000 for each meeting attended in person or by teleconference and an additional $1,000 fee per trip if such meeting requires travel "out of town". Each Outside Director receives $1,000 for each meeting in which he participates via telephone of more than 15 minutes in duration and $500 for each telephone meeting of less than 15 minutes in duration. The Corporation reimburses the out-of-pocket expenses incurred by each Director for each meeting attended.

        If an Outside Director, at the request of management or of the Board, attends a meeting (other than a Board meeting or a committee meeting) or performs services related to Directors' responsibilities for the overall stewardship of the Corporation, he will be compensated based on the same rates for attending Board or committee meetings as set out above. If an Outside Director is requested to perform other consulting and professional services, fees for such services shall be paid at a rate mutually agreed to by the Director and the Chairman provided that such fees shall not exceed $50,000 in any fiscal year unless agreed to by the Board of Directors.

        The Board has established a Directors' Deferred Share Unit Plan. Pursuant to the plan, units may be issued to Directors who are not otherwise employees of the Corporation. Each unit represents at the option of the Corporation the right to receive a common share of the Corporation purchased by a broker in the open market at the relevant time with funds supplied by the Corporation or a cash payment equal to the fair market value of a common share at the relevant time (subject in each case to applicable withholdings). The units do not confer any voting rights upon holders. To the extent that dividends are paid on the Common Shares of the Corporation, additional units are credited to each participating Director's account on the basis of the fair market value of Common Shares at the time. A unit may be redeemed only after a Director is no longer a member of the Board of the Corporation or the board of any affiliate (provided that at such time that person is also not employed by the Corporation or any affiliate). On April 30, 2004, 10,000 units were issued under the plan to each Director, other than Mr. Jones. The units vest as to one-third on April 30, 2004, one-third on April 30, 2005 and one-third on April 30, 2006.

        The Board has established a guideline that strongly encourages each Director to own Common Shares of the Corporation with a market value of at least $50,000 by April 30, 2007 and on an ongoing basis thereafter. DSUs held, whether vested or not, would be counted for this purpose based on the fair market value of the Common Shares underlying the units.

        Mr. Jespersen became the non-executive Chairman of the Board of Directors of the Corporation on July 18, 2003. In connection with his responsibilities as non-executive Chairman, Mr. Jespersen received an additional annual retainer of $75,000 and on September 9, 2003 was granted options pursuant to the Corporation's stock option plan to acquire 150,000 Common Shares of the Corporation at an exercise price of Cdn.$6.11 per share. The options vest in four (4) equal annual installments commencing on September 9, 2004 and have a term of ten (10) years.

        Mr. Jones, the Corporation's President and Chief Executive Officer, was not paid any amount in respect of his services as a Director of the Corporation.

DIRECTORS' AND OFFICERS' INSURANCE

        The Corporation has purchased and maintains insurance for the benefit of the Directors and Officers of the Corporation and its subsidiaries. Such policy insures Directors, Officers and the Corporation (in circumstances where the Corporation indemnifies its Directors and Officers against certain liabilities incurred by Directors or Officers in their capacity as such). Directors and Officers are indemnified by the Corporation except where such liability relates to the failure by a Director or Officer to act honestly, in good faith and with a view to the best interests of the Corporation.

        During the thirteen (13) month period ending October 1, 2004, the Corporation paid an aggregate premium of $1,157,866 for Directors' and Officers' liability insurance. No part of this premium was paid by the Directors or Officers of the Corporation. The aggregate amount of insurance purchased was $60,000,000, including defence costs, of which not more than $50,000,000 may be applied for the benefit of the Corporation. With respect to the Corporation, coverage is subject to a deductible of $1,000,000 for each loss with respect to securities claims and $500,000 for each loss in respect of all other claims for which the Corporation grants indemnification as permitted or required by law. No deductible is payable by any Director or Officer making a claim under the policy.

STATEMENT OF CORPORATE GOVERNANCE PRACTICES

        The Directors and management of the Corporation strongly believe that good corporate governance is vital to the effective and efficient operation of the Corporation. Good corporate governance demonstrates the Board's ability to direct independently and evaluate the performance of the Corporation's management as well as that of the Board members themselves. The TSX requires that each listed company disclose, on an annual basis, its approach to corporate governance with reference to guidelines for effective corporate governance published by the TSX (the "TSX Guidelines"). Such disclosure is attached to this Circular as Appendix A.

SHAREHOLDER PROPOSALS

        Persons entitled to vote at the next annual meeting of the Corporation who wish to submit a proposal for consideration at the Meeting must submit their proposal to the Corporation by June 17, 2005.

ADDITIONAL INFORMATION

        Additional information relating to the Corporation is available on SEDAR at www.sedar.com and on the Corporation's website at www.geac.com. Financial information is provided in the Corporation's comparative consolidated financial statements and Management's Discussion and Analysis ("MD&A") for the year ended April 30, 2004.

        In addition, copies of the Corporation's most recent annual information form, together with any document incorporated therein by reference, the annual report, financial statements and MD&A and the management information circular, all as filed on SEDAR, may be obtained upon request to the Secretary of the Corporation at 11 Allstate Parkway, Suite 300, Markham, Ontario L3R 9T8 or by telephone at 905.475.0525. The Corporation may require the payment of a reasonable charge if the request is made by a person who is not a shareholder of the Corporation.

DIRECTORS' APPROVAL

        The contents and the sending of this Circular have been approved by the Board of Directors of the Corporation.

DATED as of the 19th day of August, 2004.

Craig C. Thorburn Corporate Secretary

APPENDIX A
STATEMENT OF CORPORATE GOVERNANCE PRACTICES

TSX CORPORATE GOVERNANCE GUIDELINES		DOES THE CORPORATION ALIGN?	CORPORATE GOVERNANCE PRACTICES
(1)	The Board of Directors should explicitly assume responsibility for stewardship of the corporation, and as part of the overall stewardship responsibility, should assume responsibility for the following matters:	Yes	The Board of Directors is responsible for the stewardship of the business and affairs of the Corporation, and reviews, discusses and approves various matters related to the Corporation's operations, strategic direction and organizational structure to ensure that the best interests of the Corporation and its stakeholders are being served. In so doing, the Board of Directors oversees the conduct of the business and supervises management, which is responsible for the day-to-day operation of the business. The Board has established a grant of authority that prescribes the limits of management's authority beyond which Board approval must be obtained. The Board of Directors meets at regular quarterly intervals throughout the year. Additional meetings are held depending upon opportunities or issues to be dealt with by the Corporation from time to time. During the year ended April 30, 2004, the Board of Directors held seventeen (17) meetings.
(a)	adoption of a strategic planning process;	Yes
The President and Chief Executive Officer, with the active involvement of the Board of Directors, is responsible for ensuring that there are long-term goals and a strategic planning process in place for the Corporation. The Board of Directors has developed formal guidelines including the requirement that the Board approves all acquisitions with a purchase price in excess of $5 million. In addition, the Board reviews, at each regular quarterly meeting, each acquisition not requiring formal Board approval that has transpired during the previous quarter or is under active consideration. A budget for each fiscal year is reviewed and approved by the Board. Updates on industry trends, product strategies, new product developments, major new business and specific problems or action plans are presented by management and discussed as part of a management report at each regular quarterly Board meeting. On an annual basis, the Board of Directors and management meet together for a strategic planning session, where the Board of Directors reviews and approves a strategic plan. On an on-going basis, the Board of Directors monitors management's success in implementing the strategies set out in the plan and provides guidance and judgment with respect to the evolving strategic plan.
(b)	the identification of the principal risks of the corporation's business and ensuring the implementation of appropriate systems to manage these risks;	Yes
The Board of Directors, through its Committees and as a whole, has a mandate to ensure that there are in place systems to effectively monitor and manage business risks, with a view to the long-term viability of the Corporation. By means of the strategic planning process, the internal audit function and regular Board meetings, the Board identifies and reviews with management the principal business risks and receives a report of management's assessment of and proposed responses to those risks as they develop to ensure that all risks are being appropriately managed. The Audit Committee oversees the implementation and monitoring of systems put in place to deal with those risks.

(c)	succession planning, including appointing, training and monitoring senior management;	Yes
The Board assists in identifying the skill sets necessary for management personnel planning and succession. The Chairman and the President and Chief Executive Officer review management succession and development with the Board as part of the annual compensation review. As appropriate, the Board will provide recommendations to the Chairman and the President and Chief Executive Officer on the addition of senior Officers. While the responsibility for direct training has traditionally been left to senior management, the Board satisfies itself that the necessary levels of skill and experience exist when reviewing and making appointments. There is regular discussion between the Board, the Human Resources and Compensation Committee, the Chairman and the President and Chief Executive Officer with respect to the performance of the President and Chief Executive Officer and senior management in achieving the Corporation's strategic objectives as jointly determined by the Board and management. The Board has a policy setting out what specific matters of a material nature must be brought by the President and Chief Executive Officer and management to the Board for its approval. Also, the Corporation maintains a policy of linking compensation at the corporate level to profitability in order to attract, retain and motivate skilled and entrepreneurial management to ensure that management performance bears a direct relationship to level of compensation.
(d)	a communications policy for the corporation; and	Yes
The Board has approved a disclosure policy and has mandated that management have in place a program to communicate effectively with the Corporation's shareholders. This includes a clear and consistent explanation of the Corporation's business strategies in its annual report; press releases covering significant business activities; information displayed through the Corporation's web site; and extensive presentations at each annual meeting of shareholders which explain the Corporation's business results for the prior year and business objectives and strategies for the future. The Board of Directors is kept informed of any material issues of concern raised by shareholders and provides direction for action as required.
(e)	the integrity of the corporation's internal control and management information systems.	Yes
The Board, through the Audit Committee, has mandated that effective systems be in place to monitor the integrity of the Corporation's internal control and management information systems. The Board of Directors and the Audit Committee are responsible for the supervision of and the reliability of these accounting principles and practices, financial reporting and the disclosure practices followed by management. The Audit Committee is responsible for ensuring that management has established an adequate system of internal controls and maintains practices and processes to assure compliance with applicable laws. During the fiscal year ended April 30, 2003, the Board of Directors established an internal audit function. The Director of Internal Audit reports to the Chairman of the Audit Committee.

(2)
	The Board of Directors should be constituted with a majority of individuals who qualify as "unrelated" Directors (independent of management and free from conflicting interest). If the corporation has a significant shareholder, in addition to a majority of unrelated Directors, the board should include a number of Directors who do not have interests in or relationships with either the corporation or the significant shareholder and which fairly reflects the investment in the corporation by shareholders other than the significant shareholder. A significant shareholder is a shareholder with the ability to exercise a majority of the votes for the election of the Board of Directors.	Yes
If the shareholders approve the nominees proposed for election as Directors of the Corporation at the Meeting, the Board of Directors will consist of eight (8) members. In the opinion of the Board of Directors, seven (7) of the eight (8) members of the proposed Board will qualify as "unrelated" Directors. The Corporation does not have a significant shareholder within the meaning of the TSX Guidelines.
(3)
	The Board of Directors will assess and disclose on an annual basis (i) whether the Board of Directors has a majority of unrelated Directors, or, in the case of a corporation with a significant shareholder, whether the Board is constituted with the appropriate number of Directors which are not related to either the corporation or the significant shareholder, and (ii) the analysis of the application of the principles supporting this conclusion.	Yes
Seven (7) of the eight (8) Directors on the Board, being Messrs. Allen, Friend, Jespersen, MacDonald, Marvin, Nelson and Sillcox, are viewed by the Board of Directors as unrelated Directors, since their respective relationships to the Corporation are independent of management and free from any interest and any business or other relationship which could, or could reasonably be perceived to, materially interfere with or compromise each Director's ability to act with a view to the best interests of the Corporation, other than interests arising from shareholding. Mr. Jones, President and Chief Executive Officer, is an inside Director (i.e., a Director who is an Officer and/or employee of the Corporation or any of its affiliates) and is, by definition, a related Director.

Except as set out above, during the fiscal year 2004, unrelated Directors and their associates: (i) were not employees of the Corporation or its subsidiaries; (ii) did not have a business relationship with the Corporation; and (iii) have not received remuneration from the Corporation or its subsidiaries (other than Directors' remuneration), which, in the case of (ii) or (iii), could reasonably be considered materially to interfere with the Director's ability to act in the best interests of the Corporation, and consequently are considered to be "unrelated" to the Corporation.
(4)
	The Board of Directors should appoint a committee of Directors, composed exclusively of outside, i.e. non-management, Directors, a majority of whom are unrelated Directors, with the responsibility for proposing new nominees to the Board of Directors and for assessing Directors on an ongoing basis.	Yes
The Board of Directors appointed members to the Corporate Governance Committee, which, among other things, has the mandate to recommend qualified candidates for nominees to the Board of Directors, to review annually the credentials of nominees for re-election and to ensure qualifications are maintained. The current members of the Corporate Governance Committee are Thomas I.A. Allen, Q.C., David Friend, William G. Nelson and Robert L. Sillcox, all of whom are outside and unrelated Directors. The Corporate Governance Committee held six (6) meetings during the fiscal year ended April 30, 2004.

(5)
	The Board of Directors should implement a process to be carried out by the nominating committee or other appropriate committee for assessing the effectiveness of the Board of Directors as a whole, its committees and the contribution of individual Directors.	Yes
The Corporate Governance Committee has developed a process by which the effectiveness of the Board, its committees and individual Directors is reviewed by the Committee Chairman and the Chairman of the Board of Directors.
(6)	Every corporation should provide an orientation and education program for new recruits to the Board of Directors.	Yes
The Corporation considers its orientation and education program for new Directors to be an important element of ensuring responsible corporate governance. In addition to extensive discussions with the Chairman of the Board and the President and Chief Executive Officer to assist new Directors in contributing effectively from the commencement of their election by the shareholders, each new member is afforded opportunities to meet with senior management and operational personnel and to visit the Corporation's facilities. Each new member is also provided with extensive background documentation on the Corporation and its operations. It is the intention of the Board of Directors that, as and when a new nominee is identified, it will ensure that a full program of orientation and education is provided for the nominee, including (but not limited to) provision of a complete corporate history, including copies of past minutes of meetings of the Board of Directors, as well as information regarding the Corporation's business and operations.
(7)
	Every Board of Directors should examine its size, with a view to determining the impact of the number upon effectiveness, and where appropriate, undertake a program to reduce the number of Directors to a number which facilitates more effective decision-making.	Yes
The Corporate Governance Committee and the Board of Directors as a whole from time to time examine the size of the Board of Directors to ensure that it is the optimum size for decision-making. The Board has considered the size of the Board and the impact of the number of Directors upon effectiveness and believes that the current size facilitates direct and immediate communication between the Directors and management and permits individual Directors to involve themselves directly in specific matters where their personal inclination or experience will assist the Board and management in dealing with specific issues.
(8)
	The Board of Directors should review the adequacy and form of the compensation of Directors and ensure the compensation realistically reflects the responsibilities and risk involved in being an effective Director.	Yes
The amount and form of Director compensation is reviewed periodically by the Human Resources and Compensation Committee, with any resultant recommendations made to the full Board of Directors, to ensure that such compensation realistically reflects the responsibilities and risks of being an effective Director. The Human Resources and Compensation Committee is composed of three (3) members, all of whom are outside and unrelated Directors. The Human Resources and Compensation Committee's mandate includes evaluating the performance of the Corporation's executives and making recommendations for approval by the Board with respect to the remuneration of the executive Officers of the Corporation. The members of the Human Resources and Compensation Committee are C. Kent Jespersen, Pierre MacDonald and Michael D. Marvin. The Human Resources and Compensation Committee met a total of thirteen (13) times during the fiscal year ended April 30, 2004.

(9)	Committees of the Board of Directors should generally be composed of outside Directors, a majority of whom are unrelated Directors.	Yes
The Board of Directors currently has three (3) committees: Audit, Corporate Governance, and Human Resources and Compensation. Set out herein is a description of each Committee, its respective mandate and activities. All of the members of these Committees are outside and unrelated Directors. While the Corporation has not established a separate Nominations Committee, the responsibility for nominating candidates for election as Directors is within the mandate of the Corporate Governance Committee.
(10)	The Board of Directors should expressly assume responsibility for, or assign to a committee of Directors, general responsibility for developing the corporation's approach to governance issues.	Yes
The Corporate Governance Committee of the Board of Directors ensures that an effective and efficient approach to corporate governance of the Corporation is developed and implemented. The Corporate Governance Committee assesses the effectiveness of corporate governance and makes recommendations to the full Board of Directors. The Corporate Governance Committee's mandate includes: reviewing, examining and reporting on corporate governance issues in accordance with TSX requirements; identifying and proposing new nominees to the Board; and ensuring that the Board has implemented an appropriate orientation program for new recruits to the Board to familiarize them with the Corporation.
(11)
	The Board of Directors, together with the Chief Executive Officer, should develop position descriptions for the Board of Directors and for the Chief Executive Officer, including the definition of the limits to management's responsibilities. The Board of Directors should approve or develop the corporate objectives which the Chief Executive Officer is responsible for meeting.	Yes
The Board of Directors has established a mandate and position description that outlines the Board's obligations in respect of its strategic planning process, risk management, corporate communications and integrity and control of internal management systems.

Management is responsible to the Board of Directors for the day-to-day operations of the Corporation and for the implementation of approved corporate objectives and strategic business plans within the context of authorized budgets, specific delegations of authority for various matters and corporate policies and procedures. Management is expected to report regularly to the Board of Directors in a comprehensive, accurate and timely fashion on the business and affairs of the Corporation. Any responsibility that is not delegated to senior management or to a committee of the Board of Directors remains with the Board.

The Board of Directors sets objectives for the President and Chief Executive Officer and reviews performance against those objectives at least annually. These objectives include the general mandate to implement the approved corporate objectives and the strategic business plan. Additional information is provided above in reference to Guideline (1).
(12)	The Board of Directors should have in place appropriate structures and procedures to ensure that the Board of Directors can function independently of management.	Yes
The positions of Chairman of the Board and Chief Executive Officer are held by different individuals. Unrelated Directors conduct an in camera session at which only unrelated Directors are present at the commencement of most Board meetings. In addition, the Chairman will ask management directors and other non-Directors present to excuse themselves from Board meetings when determined to be appropriate by the unrelated Directors. When considered advisable, the unrelated Directors will also convene a meeting that does not include management representatives.

(13)
	The audit committee of the Board of Directors should be composed only of outside Directors and should have (i) specially defined roles and responsibilities; (ii) direct communication channels with the internal and external auditors; and (iii) duties that include oversight responsibility for management reporting on internal control.	Yes
The Audit Committee of the Board of Directors is composed of five (5) members, all of whom are outside and unrelated Directors.

The Audit Committee assists the Board of Directors in fulfilling its responsibilities for the Corporation's accounting and financial reporting practices by reviewing the quarterly and annual consolidated financial statements, reviewing the adequacy of the system of internal controls, reviewing any relevant accounting, financial and securities regulatory matters, reviewing the management of corporate risks and recommending the appointment of external auditors. The Audit Committee also facilitates communication between the Board of Directors and the Corporation's external auditors. The Audit Committee meets quarterly with management and separately, with or without external auditors, as required. The Audit Committee has direct communication with both internal and external auditors.

The members of the Audit Committee are Thomas I.A. Allen, Q.C., C. Kent Jespersen, Pierre MacDonald, William G. Nelson and Robert L. Sillcox. The Audit Committee held four (4) meetings in fiscal year 2004.
(14)	The Board of Directors should implement a system which enables an individual Director to engage an outside advisor at the corporation's expense, in appropriate circumstances.	Yes
Committees of the Board or individual outside Directors may seek independent outside advice at the expense of the Corporation after first notifying the Chairman of the Board or the Board as a whole. No prior approval is required.

Questions and Further Assistance

        If you have any questions about the information contained in this Circular or require assistance in completing your proxy form, please contact Georgeson Shareholder Communications Canada Inc., the Corporation's proxy solicitation agent, at:

66 Wellington Street West

TD Tower—Suite 5210

Toronto Dominion Centre

Toronto, Ontario M5K 1J3

North American Toll Free Number:
 1-888-288-8052

QuickLinks

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